EXHIBIT B-11
                             FINANCIAL DATA SCHEDULE


The Company was established on September 11, 1998 and will commence offering shares of the Fund on February 1, 1999. The Fund is a newly created fund, and as such, has not yet developed an operating history. Financial Statements of the Fund will be included in the Statement of Additional Information as they become available and as required by law, [unless previously provided, in which event the Company will promptly provide another copy, free of charge, upon request to:
Declaration   Service  Company,   P.O.  Box  844,   Conshohocken,   Pennsylvania
19428-0844.